UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Bank of Commerce Holdings
(Name of Registrant as Specified in its Charter)

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Bank of Commerce Holdings

Notice of 2013 Annual Meeting of Shareholders

And

Proxy Statement

April 12, 2013

Dear Shareholder:

It is my pleasure to invite you to the Bank of Commerce Holdings 2013 Annual Meeting of Shareholders.

We will hold the meeting on May 21, 2013, at 5:15 p.m., in the lobby of Redding Bank of Commerce located at 1951 Churn Creek Road, Redding, California, 96002. In addition to the formal items of business, I will report on past performance and future prospects.

At the Annual Meeting you will be asked to elect the slate of directors, to ratify the appointment of independent accountants for 2013, to consider an advisory non-binding vote on the compensation of the Company’s executive officers, and to consider an advisory non-binding vote on the frequency of future advisory votes on executive compensation. This mailing includes the formal notice of the Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and our 2012 Form 10-K and Annual Report provides financial results and information about Bank of Commerce Holdings and its subsidiaries.

Please vote promptly by mail, telephone or internet regardless of whether you plan to attend the meeting. You may later decide to vote in person at the meeting if you are a shareholder of record, or you may revoke your proxy or voting instructions for any other reason before your shares are voted. Your vote is important.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Patrick J. Moty

Patrick J. Moty
President and Chief Executive Officer
Bank of Commerce Holdings & Subsidiaries

This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 12, 2013

Bank of Commerce Holdings

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 21, 2013

Time:	5:15 p.m.

Place:	Redding Bank of Commerce 1951 Churn Creek Road Redding, California 96002

At our 2013 Annual Meeting, we will ask you to:

•	Elect the slate of eight directors, each to serve for a term of one year;

•	Ratify the selection of Moss Adams, LLP as our independent public accountants for 2013;

•	To vote in an advisory (non-binding) capacity, on a resolution approving executive compensation;

•	To vote in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of the Company’s executive officers; and

•	Transact any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record as of the close of business on March 22, 2013, you are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 12, 2013.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via telephone, internet or mail. Instructions regarding telephone and internet voting are included on the proxy card. The telephone number to vote by phone is (866) 627-2440 and the address to vote by internet is http://www.rtcoproxy.com/boch. Have your proxy card in hand. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ David H. Scott
David H. Scott
Corporate Secretary, Bank of Commerce Holdings

Redding, California	Dated: April 12, 2013

i

ii

Bank of Commerce Holdings

1901 Churn Creek Road

Redding, California 96002

(530) 722-3939

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability: Bank of Commerce Holdings Proxy Statement for the 2013 Annual Meeting of Shareholders being held on May 21, 2013 and the Annual Report to Shareholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2012) are available on the internet at: http://www.cfpproxy.com/6562.

Why did you send me this Proxy Statement?

The Board of Directors of Bank of Commerce Holdings (the “Company”) is soliciting proxies from its shareholders to be used at the Annual Meeting of Shareholders on Tuesday, May 21, 2013. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead you may simply complete, sign and return the enclosed proxy card, or use the convenient telephone or internet voting method as described in the proxy card. In this Proxy Statement “us,” “we” or “our” refer to Bank of Commerce Holdings.

Along with this Proxy Statement, we are also sending you our 2012 Annual Report on Form 10-K (“Form 10-K”) and Annual Report.

Who is entitled to vote?

Shareholders of record at the close of business on March 22, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 15,306,528 shares of common stock (“Common Stock”) outstanding and entitled to vote. The Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B issued to the U.S. Treasury in connection with the Small Business Lending Fund carries no voting rights with respect to any matter to be acted upon at the Annual Meeting.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the Company’s outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker non-vote, however, is not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

How many votes do I have?

Each share of the Company’s Common Stock that you owned as of the Record Date entitles you to one vote except with respect to the election of directors. Each holder of Common Stock may cumulate their votes with respect to the election of directors and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all of his, her or its votes for a single candidate or distribute such votes among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desire to do so, to announce his or her intention to cumulate his, her or its votes. The proxy card indicates the number of votes that you have.

How do I vote by proxy? Can I vote by telephone or internet?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly. You may also cast your vote by telephone or internet (at no cost to the shareholder) as indicated on the proxy card. Telephone and internet voting are available 24 hours per day. If a shareholder votes by telephone or internet, there is no need to return the proxy card. Returning the proxy card will not affect your right to attend the Annual Meeting and vote. If you fill in your proxy card and send it to us in time to vote, your “proxy” (as appointed on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as discussed below.

How do I change my vote?

Only holders of record at the close of business on March 22, 2013 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your shares via telephone, internet or mail. If you fill out and vote the proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy. You may also attend the Annual Meeting and vote in person.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, approval of the advisory (non-binding) resolution on executive compensation or advisory (non-binding) vote on the frequency of future shareholder advisory votes on the Company’s executive compensation, your broker cannot vote your shares on these proposals.

It is very important that you vote on the Proposals presented.

Your broker can only vote on one of these items for you.

What vote is required to approve each proposal?

Proposal 1: Elect the Slate of Directors

The nominees for director who receive the most votes will be elected. If you do not vote for a particular nominee, or you indicate “Withhold Authority” to vote for a particular nominee on your proxy card, your vote will not count “for” or “against” the nominee.

Proposal 2: Ratify the selection of Moss Adams, LLP as our independent public accountants for 2013

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants. Abstentions will have no effect on the outcome of the proposal.

Proposal 3: Advisory (non-binding) Resolution on Executive Compensation

We are asking our shareholders to approve on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Detailed information about the compensation of our executive officers is included in the section entitled “Information on Director and Executive Compensation” and “Compensation Discussion and Analysis” beginning on page 16.

Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe our executive compensation programs achieve these objectives.

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to approve the advisory (non-binding) resolution on the compensation of the Company’s executive officers. Our Board of Directors and Executive Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal 4: Frequency of Future Advisory Votes on Executive Compensation

As a participant in the U.S. Treasury’s Capital Purchase Program (CPP) under the Troubled Asset Relief Program (TARP), for the prior two years, shareholders have participated in an advisory (non-binding) vote on the compensation paid to our executive officers. During 2011, the Company redeemed the shares and warrants issued to Treasury under the CPP, thereby eliminating the requirement under TARP for a shareholder advisory vote on executive compensation. However, under legislation, all public companies must seek a shareholder (non-binding) vote on executive compensation at least every three years and a vote on the frequency of such vote every six years.

Shareholders must vote, in an advisory (non-binding) capacity, whether future advisory votes on executive compensation will occur every one, two or three years. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Shareholders may also abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote as recommended by the Board of Directors. The Board recommends a vote:

“For” the election of all nominees for director

“For” the ratification of the selection of Moss Adams, LLP as our independent public accountants for 2013

“For” the non-binding resolution approving executive compensation as disclosed in this Proxy Statement

With respect to the vote on the frequency of future shareholder advisory votes on executive compensation, the Board recommends that you elect an annual vote. The Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting. The Board also believes this approach will provide closer to real-time feedback, by providing shareholders an opportunity to give us their direct input on our compensation philosophy, policies and practices, and better allows management and the compensation committee to measure how they have responded to the prior year’s vote. Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

You are being asked to vote whether to hold the advisory vote on executive compensation every one, two or three years, not to approve or disapprove the Board’s recommendation.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters that needed to be acted upon at the Annual Meeting, other than those discussed in this Proxy Statement.

What are the costs of soliciting these Proxies?

The expense of printing and mailing proxy materials, including this Proxy Statement, the Form 10-K and the Annual Report, will be borne by the Company. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of the Company solicit proxies by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company’s Common Stock. We have contracted with Registrar and Transfer Company and Broadridge Financial Solutions, Inc. to assist us in the distribution of materials and tabulation of the results.

How do I obtain an Annual Report on Form 10-K?

The Company’s consolidated financial statements for the year ended December 31, 2012, are part of the Company’s Form 10-K which accompanies this Proxy Statement.

Additional copies of the Annual Report on Form 10-K and 2012 Annual Report may be obtained upon written request to Samuel D. Jimenez, Executive Vice President and Chief Financial Officer at the Company’s administrative offices, 1901 Churn Creek Road, Redding, California 96002 and are also available on our website at www.bankofcommerceholdings.com.

The Securities and Exchange Commission (SEC) maintains an internet site at http://www.sec.gov that contains Bank of Commerce Holdings’ SEC filings. Information regarding the Company may be obtained from the Company’s website at www.bankofcommerceholdings.com. Access to the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, Current Reports on Form 8-K, and Section 16 reports by Company insiders are available free of charge as soon as they are filed with the SEC.

Interests of directors, nominees and executive officers in matters to be voted upon

No directors, nominees, or executive officers of the Company have a personal interest in the matters to be voted upon in this election other than, for directors, their desire to continue serving as directors. The vote respecting approval of executive compensation is non-binding, and a vote denying approval would not directly affect executive compensation, but would be considered in future compensation decisions by the Board and the Executive Compensation Committee.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table shows, as of March 22, 2013, the amount of Company Common Stock directly owned (unless otherwise indicated) by:

•	each person or entity who is known by the Company to beneficially own more than five percent of the Company’s Common Stock,

•	each of the Company’s directors and nominees,

•	each of the named executive officers, and

•	all directors and executive officers of the Company as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of shares if he or she has the power to vote, sell or otherwise dispose of the shares. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership also includes that number of shares that a person has a right to acquire within sixty (60) days, such as upon the exercise of stock options.

5% Shareholders

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wellington Management Co. LLP	1,585,850	9.84%
75 State Street
Boston, MA 02109 (1)

Jacobs Asset Management LLC	1,483,250	9.29%
One Fifth Avenue
New York, NY 10003 (2)

(1)	According to the Schedule 13G/A filed on February 14, 2013.
(2)	According to the Schedule 13G/A filed on February 14, 2013, the shares are beneficially owned as follows: by Jacobs Asset Management LLC and Sy Jacobs, 1,483,250 shares and by JAM Managers, LLC, 709,810 shares.

Directors and Executive Officers

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Kenneth R. Gifford, Jr.	402,000	2.63%
Patrick J. Moty (1)	218,024	1.42%
Lyle L. Tullis	202,583	1.32%
David H. Scott (2)	101,975	0.67%
Orin N. Bennett (3)	65,764	0.43%
Jon Halfhide (4)	43,700	0.29%
Theodore M. Cumming	40,189	0.26%
Joseph Gibson	29,705	0.19%
Samuel D. Jimenez	22,300	0.15%
Randall S. Eslick	17,272	0.11%
Gary Burks	13,672	0.09%
Terence Street	10,000	0.07%
Robert C. Oberg	7,450	0.05%
Robert N. Rowe	1,000	0.01%

All directors, executive officers and beneficial owners as a group (14 persons) (5)	1,175,634	7.68%

(1)	Includes 145,424 shares in the Company’s 401(k) Plan to which Mr. Moty has voting powers as Trustee.

(2)	Includes 204 shares held individually by spouse, 7,711 shares in the Company’s 401(k) retirement plan and 16,819 shares in spouse’s individual retirement account. Mr. Scott and his spouse pledged 76,041 shares of the Company’s Common Stock to Umpqua Bank to secure a loan.
(3)	Includes 48,264 shares held by the Bennett Family Revocable Trust, and 1,500 shares held individually by spouse.
(4)	Includes 30,900 shares held by the Halfhide Family Trust of which Mr. Halfhide is co-trustee with his spouse.
(5)	Includes options that could be exercised within 60 days from March 22, 2013 as follows: Mr. Moty 11,100 shares; Mr. Bennett 16,000 shares; Mr. Halfhide 12,800 shares; Mr. Gibson 900 shares; Mr. Jimenez 14,300 shares; Mr. Eslick 10,100 shares; Mr. Burks 4,000 shares; Mr. Cumming 9,700 shares Mr. Oberg 5,200 shares; and Mr. Rowe 1,000 shares for an aggregate of 85,100 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely upon a review of such reports and written representations, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed in a timely manner.

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers of the Company

The following table sets forth information with respect to the current executive officers who are not directors or nominees for director of the Company, including their ages and employment history for the last five years.

Name	Age	Position(s)

Randall S. Eslick	55	Executive Vice President & Regional President

Samuel D. Jimenez	48	Executive Vice President & Chief Financial Officer

Theodore M. Cumming	55	Senior Vice President & Chief Lending Officer

Robert C. Oberg	53	Senior Vice President & Chief Risk Officer

Robert N. Rowe	38	Senior Vice President & Chief Credit Officer

Randall S. Eslick, 55, has been Regional President of Roseville Bank of Commerce since December 2005. From 2002 until December 2005, Mr. Eslick served as Senior Vice President and Regional Manager of the Roseville Bank of Commerce. Prior to joining the company, Mr. Eslick served as Vice President and Commercial Loan Officer at another California independent financial institution. Mr. Eslick joined the Company in March 2001 as Senior Vice President and Commercial Loan Officer.

Samuel D. Jimenez, 48, has served as the Chief Financial Officer and Principal Accounting Officer since May 1, 2009, and in March 2011 was promoted from Senior Vice President to Executive Vice President. Prior to becoming Chief Financial Officer, from September 2003 he served as Senior Vice President and Director of Risk Management of Redding Bank of Commerce. Prior to that, he was a Federal Deposit Insurance Examiner from 1992 to 2003. Mr. Jimenez is a Certified Public Accountant.

Theodore M. Cumming, 55, has been Senior Vice President & Chief Lending Officer since October 2007. From 2001 until October 2007, Mr. Cumming served as Senior Vice President and Lending Group Manager of Redding Bank of Commerce Placer Division. Prior to joining the Company Mr. Cumming served as Vice President of Commercial Lending for a large regional bank from 1977 to 1991.

Robert C. Oberg, 53, has been a Senior Vice President and Chief Risk Officer since March 2009. Mr. Oberg began his banking career in 1984 with the Office of the Comptroller of the Currency and has over twenty years of COSO and Basel risk management experience. Mr. Oberg is responsible for the identification, assessment, and management of risk throughout the organization. Mr. Oberg is also responsible for risk quantification and modeling, and oversees the Bank’s Compliance, Audit, Loan Review, Fraud, and BSA functions.

Robert N. Rowe, 38, has been Senior Vice President & Chief Credit Officer since March 2012. Mr. Rowe joined the company in July 2011 as Senior Vice President Credit Administrator. Mr. Rowe has over eleven years of financial services expertise. Prior to joining the bank he was a commissioned examiner with the Federal Deposit Insurance Corporation.

Directors of the Company

Information regarding each of the current directors and director nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected a director of the Company. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Bank of Commerce Holdings. All directors of the Company currently serve as directors of the Bank. Directors generally are appointed to serve on the Bank’s Board for a one year term prior to being appointed to the Company’s Board. The date opposite the director’s name refers to the date each became a director of the Company’s Board.

Orin N. Bennett	Director since 2006

Mr. Bennett, 64, has been a director of Redding Bank of Commerce since September 2005.

Business Experience: Mr. Bennett is a registered Civil Engineer in California and Oregon. He owns Bennett Engineering Services in Roseville, California which provides engineering services to cities, counties and special districts primarily in Northern California and began on January 1, 2008. Mr. Bennett owns Bennett West Roseville LLC. He is also a partner in BD Properties and Portola 192 LLC, both real estate investment companies. Mr. Bennett was previously employed by the international engineering firm of CH2M Hill prior to forming his own business. Mr. Bennett’s knowledge of the Sacramento/Roseville market and his real estate experience provides valuable knowledge of the existing opportunities for a community bank to provide its services and operations and making his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Bennett serves as Chairman of the Loan Committee and also serves on the Executive, Nominating and Corporate Governance, Executive Compensation and Long-Range Planning committees of the Board of Directors.

Gary Burks	Director since 2008

Mr. Burks, 58, has been a director of Redding Bank of Commerce since June 2007.

Business Experience: Mr. Burks is Vice President and General Manager of Foothill Distributing Company, Inc. in Redding since October 1991, past president of Redding Rotary from 1991 to 1998 and Executive Board member of the Redding Chamber of Commerce from 1985 to 1991. He has twenty years of experience on the board of Foothill Distributing Company, Inc., a private firm. Mr. Burks’ experience in running a large-scale company including his involvement in many academic and community activities makes him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Burks serves on the Audit and Qualified Legal Compliance, Executive Compensation and Long-Range Planning committees of the Board of Directors.

Joseph Gibson	Director since 2010

Mr. Gibson, 65, has been a director of Redding Bank of Commerce since November 2009.

Business Experience: Mr. Gibson has thirty-six years of experience in business management. He was a teacher and administrator for Anderson Union High School from 1973 to 2003, and has been an owner of SFI Insurance, Inc. since 1992. He currently serves on the Anderson Union High School Board, Shasta College Foundation Board, Past President of Riverview Golf and Country Club and was president of the Anderson Rotary from 2002 to 2003. Mr. Gibson’s extensive experience in the insurance industry as well as his experience working with various organizations involved in academic and community activities makes him a valuable member of the Board.

Other Public Company Directorships: None. Mr. Gibson serves on the boards of Anderson Union High School and ROP Board of Directors.

Committees: Mr. Gibson presently serves as Chairman of the CRA Committee and serves on the ALCO and Long-Range Planning committees.

Jon Halfhide, CPA (inactive)	Director since 2006

Mr. Halfhide, 55, has been a director of Redding Bank of Commerce since November 2005 and was appointed Vice Chairman of the Board in February 2013.

Business Experience: From January 2000 to January 2013, Mr. Halfhide served as president of Dignity Healthcare North State Service Area and St. Elizabeth Community Hospital. He has over twenty-nine years of management experience with Dignity Healthcare and has served in the capacity of Controller and Chief Financial Officer. Mr. Halfhide is a certified public accountant. Mr. Halfhide also served on the non-profit board of directors of Mercy Foundation North and Catholic Healthcare West North State and the non-profit board of directors of the Tehama County Economic Development Corporation. Mr. Halfhide’s vast experience running a health care facility, his designation as an audit committee financial expert, and his involvement in community activities makes his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Halfhide serves on the Audit and Qualified Legal Compliance Committee and meets the criteria of an “audit committee financial expert” under the SEC rules. Mr. Halfhide serves as Chairman of the Executive Compensation Committee and Chairman of the ALCO Committee. He also serves on the Nominating and Corporate Governance and Long-Range Planning committees of the Board of Directors.

Patrick J. Moty	Director since 2008

Mr. Moty, 55, has served as a director of Redding Bank of Commerce since September 2007. Mr. Moty has been the President and Chief Executive Officer of the Company since his election in September 2007.

Business Experience: Mr. Moty has been with the Company since 1985. He has served as President and Chief Executive Officer of the Company since September 2007. Prior to becoming Chief Executive Officer, he served as Executive Vice President and Chief Credit Officer of the Company beginning in December 2005; as Senior Vice President and Chief Credit Officer of the Company beginning in 2000; as Senior Vice President and Senior Loan Officer beginning in 1998; as Vice President and Senior Loan Officer beginning in 1993; as Vice President and Loan Officer beginning in 1988; as Assistant Vice President and Loan Officer beginning in 1987; and as Loan Officer beginning in 1985. Prior to joining the Company in 1985, Mr. Moty spent four years in lending at a large regional financial institution. Mr. Moty also serves as a member of the board of directors of the non-profit Shasta County Economic Development Corporation. Mr. Moty’s twenty-seven years of service with Redding Bank of Commerce and Bank of Commerce Holdings in various capacities gives him a strong understanding of the business strategies of the Company. As our Chief Executive Officer and a director, Mr. Moty serves as the primary liaison between the Board and management and as the executive with overall responsibility for executing the Company’s strategic plan.

Other Public Company Directorships: None

Committees: Mr. Moty serves on the Loan, ALCO, and Long-Range Planning committees of the Board of Directors.

David H. Scott, CPA	Director since 1997

Mr. Scott, 69, has been a director of Redding Bank of Commerce since April 1997.

Business Experience: Mr. Scott is a partner of D. H. Scott & Company, LLP, a public accounting firm, a position he has held since June 1986. He also serves on the non-profit Economic Development Corporation of Shasta County and the Shasta Historical Society. Mr. Scott’s experience in public and private business, his extensive experience in the field of public accounting and his vast experience working with various organizations in many aspects of the financial process offers a valuable perspective to our Board.

Other Public Company Directorships: None.

Committees: Mr. Scott serves as Chairman of the Audit and Qualified Legal Compliance Committee and is a member of the Executive, ALCO, Loan and Long-Range Planning committees of the Board of Directors. The Board of Directors has determined that Mr. Scott meets the criteria of an “audit committee financial expert” under SEC rules. Mr. Scott also serves as the Corporate Secretary of the Company.

Terence Street	Director Nominee

Mr. Street, 58, has been a director of Redding Bank of Commerce since August 2012.

Business Experience: Mr. Street is the past President of Roebbelen Contracting, Inc. located in El Dorado Hills, California. Mr. Street also serves as a director of United Labor Bank and the Construction Employers’ Association and is past Chairman of the Board of Trustees of Jesuit High School. Mr. Street’s business acumen, integrity, leadership and knowledge of the Sacramento market as well as his community service make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: As a director of the Bank, Mr. Street served on the Audit and Qualified Legal Compliance, Loan and Long-Range Planning committees of the Board of Directors, which also serve as committees of both the Bank and the Company.

Lyle L. Tullis	Director since 2003

Mr. Tullis, 62, has been a director of Redding Bank of Commerce since May 2003 and was appointed Chairman of the Board in February 2013.

Business Experience: Since February 1976, Mr. Tullis has served as president of Tullis Inc., a general engineering construction company. His company specializes in public works projects that include grading and paving. Mr. Tullis is the past District Chairman of the Eureka and Shasta Districts of the Associated General Contractors of California. Mr. Tullis’ extensive business experience including project financing, budgets, bidding and oversight of the final project including his involvement in local community activities makes him a valuable member of our Board.

Other Public Company Directorships: None.

Committees: Mr. Tullis serves as Chairman of the Nominating and Corporate Governance committees, and is a member of the Executive, Audit & Qualified Legal Compliance and Long-Range Planning committees of the Board of Directors.

THE BOARD, BOARD COMMITTEES AND GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors is committed to sound and effective corporate governance principles and practices. The Board of Directors has adopted corporate governance guidelines to provide the framework for the governance of the Company. These guidelines set forth director qualifications and standards of independence, and mandate that at least a majority of the Board and all the members of the Audit, Compensation and the Nominating and Corporate Governance Committees meet the criteria for independence as discussed below. Highlights of our corporate governance practices are described below. To fulfill its role the Board, acting directly or through a Board Committee, must perform the following primary functions:

•	Oversee the conduct of the Company’s business to evaluate whether the Company is being properly managed;

•	Review and, where appropriate, approve the Company’s major financial objectives, strategic plans and actions;

•

Review and, where appropriate, approve major changes in, and determinations of other major issues respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Company’s financial statements;

•	Assess major risk factors relating to the Company and its performance, and review measures to address and mitigate such risks;

•

Evaluate regularly the performance and approve the compensation of the Chief Executive Officer and, with the advice of the Chief Executive Officer, evaluate regularly the performance of principal senior executives; and

•	Plan for succession of the Chief Executive Officer and monitor management’s succession planning for other key executives.

In discharging these obligations, directors are entitled to rely reasonably on the honesty and integrity of their fellow directors and the Company’s executives and its outside advisors and auditors. Directors shall be entitled to reasonable directors’ and officers’ liability insurance on their behalf, the benefits of indemnification to the fullest extent permitted by law under the Company’s articles, bylaws and any indemnification agreements, and exculpation as provided by state law and the Company’s articles.

Executive Officers

The Board recognizes that the actual management of the business and affairs of the Company are conducted by the Chief Executive Officer and other senior executives under his supervision and that, in performing the management function, the Chief Executive Officer and other senior executives are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company and to execute any specific plans, instructions or directions of the Board. It has been the practice of the Company to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the necessary leadership and objectivity required as Chairman.

Code of Ethics and Corporate Governance Documents

The Board has adopted a Code of Ethics that applies to all of our directors, officers and staff including our principal executive officer and principal financial officer, or any person serving in that capacity. The Code of Ethics embodies our commitment to high standards of ethical and professional conduct. All directors, officers and staff are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. You may access our current charters, including our Code of Ethics, Nominating and Corporate Governance Committee, Audit and Qualified Legal Compliance Committee and Executive Compensation Committee charters, as well as our articles and bylaws by visiting our corporate website at www.bankofcommerceholdings.com or by writing Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Chairman of the Board

The Board appoints one of its members to serve as the Chairman of the Board. The offices of Chairman and Chief Executive Officer are not held by the same individual. The Chairman chairs all regular sessions of the Board and (with input from the Chief Executive Officer to the extent not inappropriate) sets the agenda for Board meetings, subject to the right of each board member to suggest the inclusion of item(s) on the agenda.

Director Qualifications

The Board must consist of a majority of directors who meet the independence criteria under NASDAQ listing standards and as adopted by the Board.

Qualifications: A director should possess personal and professional integrity, have good business judgment, relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company shareholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.

Size of Board: The Board annually determines the appropriate size of the Board within the requirements of the Company’s articles and bylaws.

Selection Process: In accordance with the policies and principles in its articles, the Nominating and Corporate Governance Committee is responsible for identifying and recommending potential director nominees to the Board for its approval when there is a vacancy on the Board. The Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board will extend an invitation to the potential director nominee to join the Board.

Annual Review of Independence and Qualifications: The Nominating and Corporate Governance Committee annually distributes a self-evaluation to the Board that includes an assessment of each director’s independence and qualifications as well as the full Board’s and each Committee’s effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

Resignation from the Board: An individual director should offer his or her resignation in the event the director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board. The Board should consider the continued appropriateness of the director’s membership on the Board under the changed circumstances and then the Board should determine whether or not to accept the director’s resignation. Also, a director should tender a resignation in the event there is a substantial conflict of interest between the director and the Company or the Board and such conflict cannot be resolved to the satisfaction of the Board.

Retirement from the Board: A director must retire from the Board upon reaching the age of seventy-two (72). At the discretion of the Board of Directors, terms may be extended once for a period of one year for specific business needs and in the interest of good corporate governance.

Director Orientation and Continuing Education

All new directors participate in an orientation program during their first year as a director. As part of the orientation, each director receives a copy of the Directors Policy Manual which includes a copy of the Company’s bylaws and charter. Orientation also includes presentations by Senior Management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs and conflict policies. Each director is required to review and sign, on an annual basis, the Company’s Code of Ethics and Insider Trading Policy. A new director will attend a meeting with the Chief Executive Officer and Chief Financial Officer to be briefed on Board reports, significant financial, accounting and risk management issues and current and potential projects.

All directors receive annual director education in subjects relevant to the duties of a director, including the study of corporate governance best practices and ethics. The Board requires directors to participate in continuing education programs and reimburses directors for the expenses of such participation. All directors have successfully completed or are in the process of completing the Directors Certification Program sponsored by the California Bankers Association.

Board Attendance and Annual Meeting Policy

Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each annual shareholders meeting. Directors are expected to devote an adequate amount of time and effort to properly discharge their responsibilities. Information and data are important to the Board’s understanding of the business and is distributed to the directors sufficiently in advance of the meeting to permit their review.

The Board of Directors held 12 meetings during 2012. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director serves. All directors were present at the 2012 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Director Independence

The Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board has analyzed the independence of each director and nominee and determined that the following members of the Board and nominees meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (1) were made in the ordinary course of business; (2) were substantially made on the same terms, including interest rates and collateral as those prevailing at the time for comparable loans with persons not related to the Company or the Company’s bank subsidiaries; and (3) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following non-employee directors and nominees is independent:

Orin N. Bennett	Gary Burks
Joseph Gibson	Jon Halfhide
David H. Scott, CPA	Terence Street
Lyle L. Tullis

Patrick J. Moty, who serves as the President and Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2012, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officers served on the Executive Compensation Committee of the Board of Directors.

Directors Access to Officers, Employees and Independent Advisors

Directors are encouraged to keep themselves informed with regard to the Company and its operations. Directors have full and free access to Company officers and employees. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer, Chief Financial Officer or directly by the director. Directors shall use their judgment to ensure that any such contact is not disruptive to the Company’s business operations and shall, to the extent that it is not appropriate, copy the Chief Executive Officer on any written communications between a director and a Company officer or employee.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with independent members of the Board or a specific committee. Parties may send a letter to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Certain Relationships and Related Transactions

Policy and Procedures on Related Person Transactions

The Company adopted its code of ethics to promote a “tone at the top” of highest ethical standards within the Company. The code of ethics requires all Company personnel to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated. The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction and to determine that the transactions are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law but the Company does not presently have a written policy evidencing such terms.

Lending and Other Ordinary Business Transactions

During 2012, almost all of our directors as well as some of their respective family members and/or affiliated entities, engaged in loan transactions and/or had other extensions of credit in the ordinary course of business with our banking and mortgage subsidiaries. All of these transactions were on substantially the same terms, including interest rates, collateral and repayment and other terms, as those available at the time for similar transactions with unrelated parties. None of these loans or credit transactions involves more than the normal risk of collectability or presents other unfavorable features.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established, among others, a standing Audit and Qualified Legal Compliance Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee and Executive Committee. All Directors participate in the Long-Range planning of the Company. All members of the Executive Compensation, Nominating and Corporate Governance and Audit Committees meet the applicable standards of independence defined by the NASDAQ listing standards and SEC regulations and with respect to the Executive Compensation Committee, IRS regulations. Information about each committee of the Board, its members who served during 2012, purpose, and the number of meetings held in 2012 follows.

Audit and Qualified Legal Compliance Committee

Members:	David H. Scott, Chairman	Gary Burks
	Terence Street	Lyle L. Tullis
	Jon Halfhide	Kenneth R. Gifford, Jr.*

Purpose:	To assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices, and legal and regulatory compliance; to review and discuss the integrity of the Company’s financial statements and the adequacy and reliability of disclosures to shareholders; to review the qualifications and independence of the outside accountants and the performance of internal and outside accountants; to prepare the Committee report included in the Company’s annual proxy statement in accordance with SEC rules; to act as the qualified legal compliance committee of the Company in accordance with its charter; and to perform the audit committee and fiduciary audit committee functions on behalf of the Company in accordance with federal banking regulations. Independent directors meet in an executive session of the Audit Committee each meeting. The Board of Directors has determined David H. Scott, CPA and Jon Halfhide, CPA are “audit committee financial experts” as defined by SEC rules.

Number of meetings in 2012:	Seven

Nominating and Corporate Governance Committee

Members:	Lyle L. Tullis, Chairman Jon Halfhide	Orin N. Bennett Kenneth R. Gifford, Jr.*

Purpose:	To assist the Board of Directors by identifying individuals qualified to become Board members and to recommend to the Board nominees for director and director nominees for each committee; to recommend to the Board the corporate governance guidelines of the Company and to oversee an annual review of the Board’s performance; to recommend to the Board a determination of each non-management director’s “independence” under applicable rules and guidelines.

Number of meetings in 2012:	One

Executive Compensation Committee

Members:	Jon Halfhide, Chairman Gary Burks	Orin N. Bennett Kenneth R. Gifford, Jr.*

Purpose:	To discharge the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, including a review of the impact of the compensation policies on the Company’s risk exposure; to review the Compensation Discussion and Analysis and to recommend inclusion of such disclosure in the Company’s proxy statement; to conduct the annual chief executive officer performance evaluation process; to evaluate and approve compensation plans, policies, and programs of the Company applicable to executive officers; and to oversee succession planning.

Number of meetings in 2012:	Four

Executive Committee
Members:	Kenneth R. Gifford, Jr., Chairman* Lyle L. Tullis Jon Halfhide	David H. Scott Orin N. Bennett

Purpose:	To review all current and pending strategies for achieving financial objectives; to review financial performance results; and to oversee the administration and effectiveness of financial risk management policies

Number of meetings in 2012:	Thirteen

*	Mr. Gifford was Chairman of the Executive Committee and served on the Audit and Qualified Legal Compliance, Nominating and Corporate Governance and Executive Compensation Committees until his passing in February 2013.

THE NOMINATING COMMITTEE AND NOMINATIONS FOR DIRECTOR

The Nominating and Corporate Governance Committee of the Board of Directors has been delegated the responsibility to identify, evaluate, and recommend for nomination candidates for election as new directors. Each of the members of the Committee has been determined to be “independent” as defined by the NASDAQ listing standards.

The goal of the Committee’s nominating process is to assist the Company in attracting competent individuals with the requisite management, financial and other expertise who will act as directors in the best interests of the Company and all its shareholders. The Committee consults with other Board members, the Company’s Chief Executive Officer, and other Company personnel in this process. The Committee will consider an individual recommended by a shareholder for nomination as a new director provided the shareholder making the recommendation follows the procedures for submitting a proposed nominee’s name and the required information described below.

Director Qualifications and the Nomination Process

The Committee regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, and professional experience, and the various communities, both geographic and demographic, represented by the current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Committee periodically reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

The Board has approved certain minimum standards for candidates for service as a first-time director and the Committee has developed a process for identifying and evaluating first-time nominees in light of these standards and other such factors as the Committee deems appropriate. These standards, and the Committee’s evaluation process, apply to all first-time nominees for directors, including those nominees recommended by shareholders. This process is based on the Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessments of desirable talents or expertise.

The Board has approved the following minimum qualifications for first-time nominees for director, including nominees recommended by shareholders, for election to the Company’s Board: (1) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (i.e. chief executive officer, managing partner, president, chief financial officer); (2) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; (3) a demonstrated ability to think and act independently as well as the ability to work constructively in a group environment; and (4) the financial ability to invest in the Company. The Committee will determine, in its sole discretion, whether a nominee meets these minimum qualifications. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Committee further will consider if such candidate meets the “independence” standards defined by NASDAQ and any additional requirements imposed by law or regulation on the members of the Audit, Nominating, and Executive Compensation Committees of the Board.

Following the initial review, the Committee arranges an introductory meeting with the candidate and the Company’s Chief Executive Office, Chairman of the Board of Directors, and in some cases with additional directors, to determine the candidate’s interest in serving on the Board.

The Committee, together with several members of the Board and the Chief Executive Officer then conducts a comprehensive interview with the candidate. The individual will also be asked to provide the information required to be disclosed in the Company’s Proxy Statement.

Assuming a satisfactory conclusion to the process outlined above, the Committee then presents the candidate’s name to the Board of Directors for election as a director.

Director Nominations by Shareholders

A shareholder who wishes to submit an individual’s name for consideration by the Nominating and Corporate Committee for nomination as a director of the Company at the 2014 Annual Meeting must deliver such nomination to the Company’s Secretary no later than November 27, 2013 and provide (1) the shareholder’s name and address and the number of shares of the Company’s Common Stock beneficially owned by the shareholder; (2) the name of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (3) sufficient information about the nominee’s experience and qualifications for the Committee to make a determination whether the individual would meet the minimum qualifications for directors; and (4) such individual’s written consent to serve as a director of the Company, if elected. The Committee has the right to request, and the shareholder will be required to provide, such additional information with respect to the shareholder nominee as the Committee may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process described above, including the information about the proposed nominee that is required to be disclosed by the Company in its proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended.

INFORMATION ON DIRECTOR AND EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives. The tables that follow present the compensation paid for in 2012 to our named executive officers. When we refer to the “named executive officers,” we mean the following seven individuals:

Patrick J. Moty, President and Chief Executive Officer (our Principal Executive Officer)

Linda J. Miles, Executive Vice President and Chief Operating Officer (retired February 1, 2013)

Randall S. Eslick, Executive Vice President and Regional President Roseville Bank of Commerce

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer (our Principal Financial and Accounting Officer)

Theodore M. Cumming, Senior Vice President and Chief Lending Officer

Robert C. Oberg, Senior Vice President and Chief Risk Officer

Robert N. Rowe, Senior Vice President and Chief Credit Officer

Strategic Role of Executive Compensation

The Board of Directors of Bank of Commerce Holdings strives to ensure that its compensation programs and practices are consistent with the strategic goals and objectives of the Company and maintain the Company’s high standards of good corporate governance. The Board of Directors has appointed the Executive Compensation Committee (“Compensation Committee”) to play a central role in formulating our compensation philosophy and programs and in making pay decisions for our named executive officers. The compensation programs include elements that are designed specifically for the executive officers, which include the Chief Executive Officer, Chief Financial Officer and the other executives named in the Summary Compensation Table.

The Company’s executive compensation philosophy and programs play an important role in achieving the objective of long-term growth in shareholder value. As a guiding principle, we design our compensation programs to reward our named executive officers for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for our shareholders. All material executive compensation actions taken by the Compensation Committee are ratified by the full Board of Directors.

In keeping with our long-term Company goal and our efforts to increase shareholder value and align executive compensation with performance, the Compensation Committee has taken certain actions over the years including:

•

Developed the Company’s executive compensation philosophy of “pay for performance” that is competitive in the market place, while keeping compensation opportunities and payouts reasonable and not excessive;

•	Established performance-based awards in the Company’s Annual Cash Incentive Plan (“Cash Incentive Plan”);

•	Retained independent compensation consultants to advise on executive compensation issues and assist the Committee in developing appropriate programs;

•	Reviewed and approved industry specific Peer Group information for more thorough performance comparisons; and

•	Designed and updated a clearly defined competitive pay strategy aligning goals with shareholder value.

It is the responsibility of the Committee to:

•	Establish and semi-annually review and approve policies regarding executive compensation programs and practices;

•	Establish and administer annual and long-term incentive compensation plans for the named executive officers;

•	Recommend to the Board for its approval, and when appropriate, submission to the Company’s shareholders, incentive compensation plans and equity based plans;

•	Review and approve all executive officer employment, compensation and retirement agreements;

•	Recommend to the Board for its approval changes to executive officer compensation policies and programs; and

•	Exercise appropriate oversight regarding compliance with the provisions of the applicable governing laws and regulations.

Executive Compensation Objectives

To attract and retain talented management with proven skills and experience, the Company must offer a compensation program that compares favorably with those offered by other peer financial and non-financial companies with which we compete for a limited pool of highly qualified executive talent. To sustain our financial performance, the Company believes that we should closely link compensation to our long-term performance and, for those named executives responsible for business divisions, to the performance of their division.

Based on the Company’s philosophy to link compensation to Company, business, and individual performance, our compensation programs for our named executives are built upon three objectives:

1.	To compete favorably with our peers in attracting and retaining qualified individuals as named executives by offering competitive pay;

2.	To “pay for performance” by compensating our named executives based upon:

a)	The Company’s performance compared to peer group performance

b)	The Division performance for those named executives who manage divisions, and

3.	To align our named executives’ interest with our shareholders interest in increased share value by generally using stock awards for long-term compensation, so our executives benefit only if our stock price rises and our shareholders are similarly rewarded.

Executive Compensation Components

Named executive officer compensation for 2012 included the following elements:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	Core competence in the executive’s role relative to skills, years of experience and contributions to the Company.	Provides for fixed compensation based on competitive market salary levels.

Annual Cash Incentives	Contributions toward the Company’s achievement of specified profitability, growth, and credit quality.	Provides focus on meeting annual goals that lead to the long-term success of the Company; stresses annual performance-based cash incentive compensation, and motivates achievement of critical annual performance metrics.

Long Term Incentives	Stock Options/Restricted Stock: the Company’s stock price performance and continued employment with the Company during a five-year vesting period.	Maximize stock price performance; increase Executive ownership in the Company and retention in a challenging business environment and competitive labor market.

Retirement Benefits

The Company’s employee benefit plans are available to eligible employees, including the executives, to reward long-term service to the Company, and include both tax-qualified and nonqualified retirement plans.

The Company offers a qualified 401(k) program that the executives are eligible to participate in.

The Salary Continuation Plans are nonqualified, noncontributory plans that provide the executives with retirement benefits.

Encourages retention of executives for the balance of his/her career.

Provides a tax-deferred retirement savings plan subject to IRS limitations on qualified plans

The Salary Continuation Plans make available retirement benefits for the executives commensurate with those available to comparable peer executive officers.

Health and Welfare Benefits	Executives participate in employee benefit plans generally available to all employees, including medical, health, life insurance, disability plans, and vacation and personal absence time.	These benefits are part of a broad-based, competitive total compensation program.

Additional Benefits and Perquisites	Active participation in business promotional activities on behalf of the Company.	Certain executives are provided an auto allowance to promote Company business in the Company’s market. Club memberships have been approved for certain executives for future implementation to promote the Company’s business.

Change in Control and Termination Benefits	The employment agreements provide severance benefits if an executive’s employment is terminated within two years after a change in control.	Change in control severance benefits are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in control.

Overview of Compensation and Process

Base salaries are set for our named executive officers annually at the regularly scheduled meetings of the Compensation Committee between the months of December and April.

At this meeting, the Compensation Committee also reviews and recommends the Cash Incentive Plan award opportunities for the new fiscal year and recommends stock awards for the Company’s named executive officers and certain other eligible employees.

It is the practice of the Compensation Committee to periodically review the history of all the elements of each named executive officer’s total compensation over previous years and compare the compensation of the named executive officers with that of the executive officers in an appropriate market place and industry “Peer Group.”

In May 2012, the Executive Compensation Committee contracted with McLagan, a leading performance/reward consulting firm for the financial services industry. The committee engaged McLagan to review compensation for eight officers at the Company, and to review director fee compensation, in comparison to philosophy that total cash compensation would be at or above the 50th percentile of the peer group when target performance goals are achieved and at or above the 75th percentile when maximum performance goals are achieved. Compared to the proxy data, salaries for the top six officers as a group are 8% below the market median. In comparison to our Peer Group, profitability (ROAA, ROAE and efficiency ratio) is at or near the 75th percentile. Net interest margin and core EPS growth are near the 25th percentile. A summary of the findings indicate that overall, salaries are within a market competitive range. Cash incentive opportunities at target are generally in line with market practices. Current practice of granting equity incentives lag the Peer Group.

Banks that were selected as the Peer Group had the following criteria: total assets of between $580 million and $1.9 billion as of December 31, 2011, located in California, Oregon and Washington, satisfactory performance (ROAA > -1%, NPA/Assets < 8.5%). As a result of the report, the 2012 Peer Group for compensation and performance purposes consisted of the following financial services companies:

First California Financial Group, Washington Banking Co., Bank of Marin Bancorp, Heritage Financial Corp, Sierra Bancorp, Heritage Commerce Corp, Pacific Continental Corp, Bridge Capital Holdings, Pacific Mercantile Bancorp, Heritage Oaks Bancorp, Pacific Premier Bancorp, Kaiser Federal Financial Group, North Valley Bancorp, California United Bank, Central Valley Community Bancorp, First Northern Community Bancorp, Pacific Financial Corp, Oak Valley Bancorp and American River Bankshares.

Compensation Objectives

In order to set competitive benchmarks for 2012 annual and long-term compensation for the named executive officers, the Compensation Committee reviewed data compiled by the McLagan report. This data presented Peer Group annual cash, long-term incentive, and total compensation amounts as reported in the 2012 annual survey for those companies’ named executive officers whose positions and responsibilities most closely match those of our named executive officers. For each executive position covered by this proxy statement, this compensation data was examined for the 25th, 50th and 75th percentile. The Compensation Committee used this information to help determine competitive benchmarks for the 2012 salary and annual cash incentive awards and long-term compensation awards for the named executive officers.

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Compensation Committee with respect to the Chief Executive Officer, who is absent from that portion of the meeting. The Compensation Committee may accept or adjust such recommendations.

Company and Division Performance

At the end of the fiscal year, the Compensation Committee reviews the Company’s and each division’s financial performance by comparing financial results to the Peer Group using the quantitative performance measures listed below (all or in part), as part of its evaluation of the Company’s annual performance and its determination of the annual incentive awards to our named executives:

•	Net income, EPS Growth;

•	Return on Average Assets;

•	Return on Average Equity;

•	Revenue Growth;

•	Core Deposit Growth;

•	Deposit Market Share Growth;

•	Loan Growth;

•	Classified Assets Ratio;

•	Efficiency Ratio; and

•	Investment Portfolio Performance.

Review of Executive Performance

The Compensation Committee reviews, on an annual basis, each compensation element for each named executive officer. The Compensation Committee takes into account the responsibilities and years of experience of each named executive officer in comparison to competitive salary levels. In addition to the Company financial goals, the Compensation Committee establishes individual objectives for our named executive officers. These objectives include individual financial performance goals, as well as compliance with Company policies on information security, regulatory compliance, risk management and team building, or other directives mandated by the Board of Directors.

The Compensation Committee may adjust or eliminate incentive compensation awards, regardless of achieving financial performance goals, if the Compensation Committee determines that a named executive officer has failed to comply with our Code of Ethics or policies on information security, regulatory compliance and risk management.

Named Executive Officer Compensation

The components to determine executive compensation are intended to work together to compensate the executive officer fairly for services, reward the executive officer based upon the Company’s overall performance and, depending on the position, their own performance during the year. In assessing the executive officer’s total rewards, the Committee reviews each component of an executive’s compensation and considers and evaluates pay mix, the competitive market, the value of total pay, benefits and perquisites. The Committee further takes into consideration the shareholder voting results on executive compensation, which indicated a high level of support.

Base Salary

It is the goal of the Compensation Committee to establish salary compensation for its named executive officers based on the Company’s operating performance relative to the comparable Peer Group over a three-year to five-year period, along with compensation recommendations from the Chief Executive Officer.

Base salary is generally established by an individual’s performance, competent and effective execution of strategic objectives, potential, level of responsibilities, promotions, other compensation targeting total cash compensation at or above the 50th percentile when performance goals are achieved and at a higher level (75th or above) when maximum performance results are achieved. In setting the base salaries of the executives for fiscal year 2012, the Compensation committee considered the Company’s level of success in its short and long-term goals in relation to:

•	Achievement of specific profitability, loan and deposit growth and asset quality targets;

•	Performance results to Peer Group;

•	Short and long-term strategic goals; and

•	Overall financial performance of the Company.

Cash Incentive Compensation

The Company’s Annual Cash Incentive Plan (“Cash Incentive Plan”) provides the executives an opportunity to earn cash incentives based upon the achievement of specific Company-wide, and individual performance goals.

The Cash Incentive Plan is designed to reward the Company’s executives for the achievement of short-term financial goals, including increases in performance against peer banks, the achievement of short-term and long-term strategic goals, and overall financial performance of the Company.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each executive. These targets are based on competitive practices for each comparable position. The incentive target percentage represents the Executive’s annual incentive opportunity, if the annual performance goals are achieved.

We developed targets covering all of the named executive officers as a means of driving and assessing their performance against critical goals and to provide a reference for the Committee to use in determining 2012 cash incentive awards.

The table below reflects the maximum incentive compensation target as a percentage of base salary and the maximum amount that could be earned by each eligible named executive officer for 2012 under the Cash Incentive Plan.

Named Executive	Target Incentive Compensation (% of Base Salary)	Target Incentive Compensation ($ Amount)
Patrick J. Moty, President and Chief Executive Officer	45%	$139,500
Linda J. Miles, Executive Vice President and Chief Operating Officer	35%	75,705
Randall S. Eslick, Executive Vice President and Regional President	35%	65,800
Samuel D. Jimenez, Executive Vice President and Chief Financial Officer	35%	70,000
Theodore M. Cumming, Senior Vice President and Chief Lending Officer	25%	42,500
Robert C. Oberg, Senior Vice President and Chief Risk Officer	25%	44,500
Robert N. Rowe, Senior Vice President and Chief Credit Officer	25%	38,625

The Cash Incentive Plan establishes a set of financial metrics which is intended to drive performance. Each metric has a weight within the Cash Incentive Plan and the sum of the weights equal 100%. These metrics include (1) net income and increased earnings per share; (2) core deposit growth, essential to ensure the long-term growth which includes checking, savings and money market deposits; (3) loan growth, which provides quality earnings for the Company and measures portfolio growth results; and (4) classified asset ratio which measures the quality of loans within the portfolio, vital to the Company’s overall success and which also tracks the amount of classified or problem loans as a percentage of the Company’s equity capital.

Metrics	Weight of Each Metric
Net Income/ Increase in EPS	60%
Deposit Growth	10%
Loan Growth	10%
Asset Quality – Classified Ratio	20%

The amount of cash incentive award paid to each executive under the Cash Incentive Plan is adjusted based on how well the Company meets its budgeted goals. If the Company exceeds budgeted goals by 110% or greater, the maximum incentive is multiplied by 110%. If the Company meets budgeted goals the maximum incentive is multiplied by 100%. If the Company reaches 90% of budgeted goals the maximum incentive is multiplied by 90%. If the Company reaches 80% of budgeted goals the maximum incentive is multiplied by 80%. If budgeted goals fall below 80%, no incentive will be paid.

For 2012, the Company’s actual results compared to target are as follows:

Metric	Result
Net Income/ Increase in EPS	Met 105% of budgeted goal
Deposit Growth	Met 253% of core deposit growth goal
Loan Growth	Met 15% of loan growth goal
Asset Quality – Classified Ratio	Met 0% of classified ratio goal

Based on these results, the amounts earned by the eligible named executive officers under the Cash Incentive were as follows: Mr. Moty $103,230, Ms. Miles $56,022, Mr. Eslick $48,692, Mr. Jimenez $51,800, Mr. Cumming $31,450, Mr. Oberg $32,930, and Mr. Rowe $28,583.

Use of Long-Term Compensation to Align the Interest of our Named Executives and Shareholders

The Company has historically maintained a stock option plan that provided for the grant of incentive stock options and non-qualified stock options to employees and in the case of directors, the grant of non-qualified stock options. The Compensation Committee believes that stock awards are the most effective form of equity-based compensation to reward our named executive officers for their contributions to the Company’s long-term performance. Because a primary interest of our shareholders is increased share value, stock awards which produce value as compensation only if the Company’s stock price increases most directly aligns our named executive officers’ interests with our shareholders’ interests to increase value over the long-term.

The Company’s current 2010 Equity Plan provides for the grant of incentive stock options, restricted stock and restricted stock units. Executive officers are eligible for discretionary stock awards based on a percentage of their base salary. Executive officers other than the Chief Executive Officer may be granted stock awards to acquire shares of Common Stock within the range of 0% to 5% of base salary. The Chief Executive Officer may be granted stock awards to acquire shares of Common Stock within the range of 0% to 6% of base salary.

Awards are granted at the discretion of the Compensation Committee. However, in granting awards to employees, other than grants to the Chief Executive Officer, the Compensation Committee consults with the Chief Executive Officer and then, in consideration of his recommendation, the Compensation Committee presents the Committee’s recommendation to the entire Board of Directors for approval. The Compensation Committee has discretion to choose whether to award a stock grant and decides on the actual level of the award in light of all relevant factors after completion of the applicable fiscal year.

Perquisites and Other Benefits

The Compensation Committee believes that offering certain perquisites helps in the operation of the business as well as assists the Company to recruit and retain key executives. The Company’s named executive officers may participate in the same benefit programs available to all employees. This includes health, life and disability insurance, participation in non-qualified 401(k) plans, and in some cases, automobile allowance and country club memberships to our executive management.

Post-Retirement Arrangements

The Company maintains a Supplemental Executive Retirement Plan (SERP) and has entered into employment agreements with its named executive officers which contain a change in control provision, providing for certain payments following the termination of employment. The payments under the SERP are fixed pursuant to individual Salary Continuation Agreements and do not depend on years of credited service. The Company makes contributions to segregated accounts for the executive under the individual Salary Continuation Agreements.

A discussion of the terms of the individual SERP, employment agreement and change in control agreements with each of the named executive officers is set forth under “Post Employment and Termination Benefits” set forth below.

In consulting with its benefit plan consultant (Equias Alliance), the Company determined that it would be more cost effective for the Company to acquire prepaid policies of insurance to fund these anticipated future obligations under the SERP rather than pay annual premiums. The Company, as a result of acquiring the prepaid policies, will have cash values in the policies in excess of the amount paid for those policies.

Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

In May 2012, the Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs and providing insight on emerging regulations and best practices. The Compensation Committee was provided with a comprehensive report summarizing McLagan’s findings and suggestions. McLagan was engaged directly by the Compensation Committee and reports directly to the Compensation Committee.

The Compensation Committee considered the independence of McLagan in light of new SEC rules and proposed NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing McLagan’s and the senior advisors involved in the engagement’s independence, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Commitment to Quality Governance

The Compensation Committee has adopted the following procedures intended to ensure quality governance of the Company’s “pay for performance” philosophy:

•	Only independent members of the Board of Directors may serve on the Compensation Committee;

•

The Compensation Committee meets on a regular basis as needed throughout the year. Generally the Compensation Committee will review year-to-date financial performance versus budget, year-to-date and multi-year performance versus competitor group performance (Uniform Bank Performance Report), executive officer stock ownership levels, each executive officer’s target total compensation for the year, and other topics as appropriate;

•

At least once a year, the Compensation Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and non-qualified retirement and deferred compensation benefit packages and compares to the Peer Group;

•	The Committee utilizes independent compensation reports to assist in the analysis of compensation packages;

•

At least once a year, the Compensation Committee reviews and reassesses its charter and recommends any proposed changes to the Board of Directors for approval. The Compensation Committee also conducts an annual review of its own performance; and

•

The Compensation Committee reports on its meetings to the full Board of Directors. The independent members of the Board of Directors, after a review of the Company’s performance, ratify each year the total compensation awards for the named executive officers.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation paid or accrued for the last three years to the Company’s named executive officers, including one retired officer, whose aggregate salary and bonus exceeded $100,000 in fiscal year 2012.

Name and Principal Position	Year	Salary ($) (1)	Bonus (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Patrick J. Moty, President and Chief Executive Officer	2012	$310,000	$0	$26,431	$103,230	$59,518	$94,621	$593,800
	2011	310,000	104,625	0	0	44,194	115,144	573,963
	2010	305,000	0	0	0	34,826	97,209	437,038

Linda J. Miles, Executive Vice President and Chief Operating Officer – *Retired 2/1/2013	2012	216,300	0	14,684	56,022	114,821	106,114	507,941
	2011	210,000	0	0	55,125	91,378	106,139	462,642
	2010	206,000	0	0	0	81,275	88,989	376,264

Randall S. Eslick, Executive Vice President and Regional President	2012	188,000	0	14,684	48,692	22,217	53,196	326,789
	2011	182,000	0	0	47,775	15,925	57,273	302,973
	2010	180,255	0	0	0	11,867	43,163	235,285

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer	2012	200,000	0	14,684	51,800	7,428	33,268	307,180
	2011	190,000	0	0	49,875	4,812	38,305	282,992
	2010	178,000	0	0	0	2,883	24,999	205,882

Theodore M. Cumming, Senior Vice President and Chief Lending Officer	2012	170,000	0	10,279	31,450	8,083	29,203	249,015
	2011	165,000	0	0	30,938	5,287	31,917	233,142
	2010	163,250	0	0	0	3,127	20,225	186,602

Robert C. Oberg, Senior Vice President and Chief Risk Officer	2012	178,000	0	7,342	32,930	2,089	32,339	252,700
	2011	172,000	0	0	32,250	253	21,884	226,387
	2010	172,000	0	0	0	0	3,895	175,895

Robert N. Rowe, Senior Vice President and Chief Credit Officer	2012	154,500	0	3,671	28,583	0	6,542	193,296
	2011	150,000	0	0	4,800	0	0	154,800

1)	Base salaries include 401(k) contributions made by the named executive officers of approximately $111,147 during 2012.
2)	Amount reflects a discretionary bonus paid to Mr. Moty for 2011.
3)	The value of the stock option award is computed based upon the grant date fair value, consistent with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s financial statements for the fiscal year ended 2012, included in the Company’s accompanying Annual Report. No options were granted during 2011 or 2010.
4)	Amount represents incentive compensation earned under the Company’s Cash Incentive Plan, the material terms of which are described in the section “Executive Compensation – Compensation Discussion and Analysis—Cash Incentive Compensation” and reflects incentive amounts in the year earned rather than in the year paid.
5)	Amount represents the interest paid by the Company on segregated accounts under the named executive officer’s SERP, the material terms of which are described below under “Post Employment and Termination Benefits.”
6)	Perquisite expenses represent an automobile for business use or car allowance, and membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining customers. The officers may have derived some personal benefit from the use of such automobiles and membership. Perquisite amounts paid but not otherwise disclosed did not exceed $12,000 to any named executive officer.

Amount shown for Mr. Moty in 2012 includes a perquisite benefit of $11,460, $10,000 in 401(k) match plan contributions and $73,161 in contributions paid by the Company to Mr. Moty’s SERP. Amount shown for Ms. Miles’ in 2012 includes $8,086 in 401(k) match plan contributions and $94,560 in contributions paid by the Company to Ms. Miles’ SERP. Amount shown for Mr. Jimenez in 2012 includes $10,000 in 401(k) match plan contributions and $14,508 in contributions paid by the Company to Mr. Jimenez’s SERP. Amount shown for

Mr. Eslick in 2012 includes $9,132 in 401(k) match plan contributions and $34,344 in contributions paid by the Company to Mr. Eslick’s SERP. Amount shown for Mr. Oberg in 2012 includes $8,507 in 401(k) match plan contributions and $19,872 in contributions paid by the Company to Mr. Oberg’s SERP. Amount shown for Mr. Cumming in 2012 includes $8,083 in 401(k) match plan contributions and $17,160 in contributions paid by the Company to Mr. Cumming’s SERP. Amount show for Mr. Rowe in 2012 includes $6,542 in 401(k) match plan contributions.

Equity Incentive Plan

The Company has historically maintained a stock option plan that provided for the grant of incentive stock options and non-qualified stock options to employees and in the case of directors, the grant of non-qualified stock options. At the 2010 Annual meeting, shareholders approved the 2010 Equity Plan which provides for the grant of incentive stock options, restricted stock and restricted stock units. The 2010 Equity Plan has a term of ten years. All eligible employees may participate in the 2010 Equity Plan. As of December 31, 2012, 342,437 shares have been granted but are unexercised and 438,343 shares remain available for future grant.

Outstanding Equity Awards at Fiscal Year End

The following table presents certain information concerning the outstanding stock awards held as of December 31, 2012 by each named executive officer of the Company.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Patrick J. Moty	3,900	0	10.60	06/15/2014
	7,200	28,800	4.05	03/01/2022

Linda J. Miles	6,000	0	10.60	06/15/2014
	4,000	16,000	4.05	03/01/2022

Randall S. Eslick	4,500	0	10.60	06/15/2014
	1,600	400	6.50	10/14/2018
	4,000	16,000	4.05	03/01/2022

Samuel D. Jimenez	7,500	0	10.72	05/19/2014
	2,800	700	6.50	10/14/2018
	4,000	16,000	4.05	03/01/2022

Theodore M. Cumming	4,500	0	10.60	06/15/2014
	2,400	600	6.50	10/14/2018
	2,800	11,200	4.05	03/01/2022

Robert C. Oberg	3,200	800	5.00	04/21/2019
	2,000	8,000	4.05	03/01/2022

Robert N. Rowe	1,000	4,000	4.05	03/01/2022

Grants of Plan-Based Awards

The following table presents certain information with respect to non-equity incentive awards granted to the named executive officers in 2012 under the Company’s Cash Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Patrick J. Moty	01/15/2013	111,600	139,500	153,450

Linda J. Miles	01/15/2013	60,564	75,705	83,275

Randall S. Eslick	01/15/2013	52,640	65,800	72,380

Samuel D. Jimenez	01/15/2013	56,000	70,000	77,000

Theodore M. Cumming	01/15/2013	34,000	42,500	46,750

Robert C. Oberg	01/15/2013	35,600	44,500	48,950

Robert N. Rowe	01/15/2013	30,900	38,625	42,488

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by each of our named executive officers during the fiscal year ended December 31, 2012, including the value of gains on exercise and the value of the stock awards. No options were exercised and no awards vested during fiscal year ended December 31, 2012.

Name	Options Vested during 2012	Options Exercised during 2012	Value Realized ($)

Patrick J. Moty	7,200	0	0
Linda J. Miles	4,000	0	0
Randall S. Eslick	4,400	0	0
Samuel D. Jimenez	4,700	0	0
Theodore M. Cumming	3,400	0	0
Robert C. Oberg	2,800	0	0
Robert N. Rowe	1,000	0	0

Post Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the named executive officers. The amounts are based on the maximum amounts that could be paid under these arrangements.

Supplemental Executive Retirement Plan. In April 2001, the Board of Directors approved the implementation of the Supplemental Executive Retirement Plan (SERP), and approved amending the SERP on December 31, 2006, September 30, 2007, and October 14, 2008. The SERP is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future in return for continued satisfactory performance by the executive.

The terms and payments under the SERP are determined by individual Salary Continuation Agreements with the named executive officers and are not based on years of credited service. The Company makes contributions to segregated accounts for the benefit of the executives. Benefits under the SERP include income generally payable commencing upon a qualifying termination of employment, and a death benefit for the participants’ designated beneficiaries.

The Salary Continuation Agreements provide for five general classes of benefits for the executive officers, which benefits vest over a period of six (6) to nineteen (19) years, with credit for prior years’ service or as determined by the Chief Executive Officer and the Board of Directors:

1.	Normal Retirement Benefits. The normal retirement benefit is calculated to provide a target benefit of up to seventy-five percent (75%) of the executive’s compensation at the time of retirement (age 65) or a lesser amount as determined by the Chief Executive Officer and the Board of Directors.

2.	Early Termination Benefit. The early termination benefit is the vested portion of the target retirement benefit.

3.	Disability Benefit. The disability benefit is a disability lump sum benefit specified in the agreement for the plan year immediately preceding the disability, payable only upon total disability as defined in the agreement.

4.	Death Benefit. The death benefit is an amount determined by a formula that takes into account the number of years of service and the anticipated compensation level at the age of retirement.

5.	Change of Control Benefit. In the event there is a change of control and in the event of diminution in salary or job duties, the Company shall pay to the executive as follows:

Executive officer’s fully vested present value benefit under the SERP payable at age 65 for the current plan year plus one times the executive officer’s current plan year compensation (except with respect to the Chief Executive Officer which is two times plan year compensation); executive shall also receive health benefits for a period of one year.

“Change in Control” means (1) a change in the ownership of the Company, (2) a change in the effective control, or (3) or a change in the ownership of a substantial portion of the assets of the Company. Notwithstanding anything to the contrary, the term “change in control” shall be interpreted in accordance with Section 409A.

Key-man life insurance policies were purchased as an investment to offset the Company’s contractual obligation to pay pre-retirement death benefits and to recover the Company’s cost of providing benefits. The executive is the insured under the policy, while the Company is the owner and beneficiary. The insured executive has no claim on the insurance policy, its cash value or the proceeds thereof. A termination resulting from a reason other than specific cause or change of control will be deemed an early retirement. In the event of an early retirement, the vested balance will be paid as a lump sum or over a period of five years at the option of the named executive. In the event of a change in control, the payment terms are fixed (see discussion above), and would be paid in addition to amounts owned under the executive’s employment agreement. In the event of a termination for cause, no payments will be made to the terminated executive.

The following table illustrates the approximate annual retirement income that may become payable to a named executive officer assuming benefits commence at age 65. Mr. Moty’s benefits are payable over twenty years or life, at the option of the named executive. The benefits for Ms. Miles, Mr. Eslick, Mr. Jimenez, Mr. Cumming and Mr. Oberg are payable over a period of ten years.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)	Annual Retirement Benefit	Vested Balance at Last Fiscal Year
Patrick J. Moty	7	$665,334	$0	$150,000	$665,334
Linda J. Miles	12	1,262,019	0	125,000	1,262,019
Randall S. Eslick	7	252,166	0	100,000	252,166
Samuel D. Jimenez	4	85,847	0	100,000	85,847
Theodore M. Cumming	4	94,217	0	50,000	94,217
Robert C. Oberg	2	32,775	0	75,000	32,775

Registrant Contributions to SERP

The retirement benefit is derived from accruals to a benefit account during the participant’s employment. At the end of the executive’s period of service, the aggregate amount accrued should equal the then present value of the benefits expected to be paid to the executive. The participant is entitled to all vested benefits in the case of termination without “cause”; however, if a participant voluntarily resigns prior to reaching normal retirement age, his or her retirement benefits are reduced by accrual amounts not yet funded. In the event there is a change of control and in the event of diminution in salary or job duties, the participant is entitled to the full retirement benefit.

The following table illustrates the registrant’s contributions, the aggregate earnings in the benefit account and the vested balance at the last fiscal year.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)	Vested Balance at Last Fiscal Year
Patrick J. Moty	$73,161	$59,518	$0	$665,334	$665,334
Linda J. Miles	94,560	114,821	0	1,262,019	1,262,019
Randall S. Eslick	34,344	22,217	0	252,166	252,166
Samuel D. Jimenez	14,508	7,428	0	85,847	85,847
Theodore M. Cumming	17,160	8,083	0	94,217	94,217
Robert C. Oberg	19,872	2,089	0	32,775	32,775

Executive Employment Agreements

The Company has entered into separate Employment Agreements with Messrs. Moty, Eslick, Jimenez, Cumming and Oberg and had entered into an Employment Agreement with Ms. Miles prior to her retirement in February 2013. A summary of those agreements are set forth below.

Patrick J. Moty Employment Agreement. Mr. Moty serves as President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement entered into effective September 27, 2007. Mr. Moty’s employment agreement provides that if his employment is terminated for reasons specified in his agreement, then he will receive his then current total compensation, plus accrued profit sharing and vacation, for a period of six months and health insurance benefits for 12 months, or if terminated other than for those reasons, Mr. Moty will receive total compensation and health insurance benefits for 12 months. The employment agreement also provides that in connection with a change in control (as defined above) and Mr. Moty’s duties are diminished in any capacity, Mr. Moty is entitled to terminate the agreement and will be paid severance pay equal to two times his current total compensation package. In the event of termination other than a change in control, Mr. Moty is prohibited from soliciting the Bank’s clients for a period of one year.

Randall S. Eslick and Robert C. Oberg Employment Agreements. The employment agreements with each of Mr. Eslick who serves as Executive Vice President and Regional President of Roseville Bank of Commerce and Mr. Oberg who serves as Senior Vice President and Chief Risk Officer, effective October 14, 2008, and January 1, 2011, respectively, provide that in the event of termination for specified reasons, executive will receive only accrued salary calculated as of the date of his termination, plus accrued vacation, or if terminated other than for those specified reasons, 12 months total compensation. The employment agreements also provide that in connection with a change in control (as defined above) and the executives’ duties or pay are diminished in any capacity, the executive is entitled to terminate the agreement and will be paid severance pay equal to one times his current total compensation package and health benefits for 12 months. In the event of termination, other than a change in control, Mr. Eslick and Mr. Oberg are prohibited from soliciting the Bank’s clients for a period of one year.

Samuel D. Jimenez and Theodore M. Cumming Employment Agreements. The employment agreements with each of Mr. Jimenez who serves as Executive Vice President and Chief Financial Officer and Mr. Cumming who serves as Senior Vice President and Chief Lending Officer, both effective October 14, 2008, provide that in the event of termination for specified reasons, executive will receive only accrued salary calculated as of the date of his termination, plus accrued vacation, or if terminated other than for those specified reasons, 12 months total compensation. The employment agreements also provide that in connection with a change in control (as defined above) and the executives’ duties or pay are diminished in any capacity, executive is entitled to terminate the agreement and will be paid severance pay equal to two (for Mr. Jimenez) or one (for Mr. Cumming) times his current salary, the average bonus over the prior three years, and health benefits for 12 months. In the event of termination, other than a change in control, Mr. Jimenez and Mr. Cumming are prohibited from soliciting the Bank’s clients for a period of one year.

Linda J. Miles Employment Agreement. Ms. Miles served as Executive Vice President and Chief Operating Officer of the Company and the Bank pursuant to an employment agreement effective January 1, 2011, until her retirement in February 2013. The term of the employment agreement with Ms. Miles was a rolling three-year term that automatically renewed for a one year term, subject to prior termination. The terms of Ms. Miles’ agreement were essentially identical to those of Mr. Moty’s. Ms. Miles’ agreement also provided that in connection with a change in control (as defined above) and her duties or pay are diminished in any capacity, she would be entitled to terminate the agreement and be paid severance pay equal to two times her then current total compensation package and health benefits for 12 months. In the event of termination, other than a change in control, Mr. Miles would be prohibited from soliciting the Bank’s clients for a period of one year.

Potential Payments upon Termination or Change in Control

The following table shows the amounts that would have been payable to the named executive officers at December 31, 2012: (1) upon a change of control, and (2) as a result of termination other than termination arising from a change of control and in the event of diminution in salary or job duties, assuming in each case that the payments were made as a lump sum.

	Payments Upon a Change in Control		Termination Other Than Change in Control
Name	Payments under employment agreements ($)(1)	Supplemental Executive Retirement Plan Payments ($)(2)	Payments under employment agreements ($)(3)	Supplemental Executive Retirement Plan Payments ($)(4)
Patrick J. Moty	$1,167,763	$1,259,134	$593,800	$665,334
Randall S. Eslick	326,789	578,955	326,789	252,166
Samuel D. Jimenez	590,172	393,027	307,180	85,847
Theodore M. Cumming	249,015	343,232	249,015	94,217
Robert C. Oberg	252,700	285,475	252,700	32,775
Robert N. Rowe	193,296	193,296	193,296	0

1)	Represents severance pay for the Chief Executive Officer and Chief Financial Officer of two years of most recent total compensation package as of the date of such executive’s termination and change of control and severance pay for the other named executive officers of one year of most recent total compensation package as of the date of such executive’s termination.
2)	SERP payments are limited under IRS Section 280G to 2.99 times the average total compensation package.
3)	Represents the maximum amount that could be paid under the respective agreements for termination other than a change in control.
4)	Represents vested portion of SERPs.

Director Compensation

The following is a summary of the compensation earned by the non-employee members of the Company’s Board of Directors during the fiscal year ended December 31, 2012.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Change in pension value and nonqualified deferred compensation earnings ($)	Total ($)

Gary Burks	$18,600	$0	$18,600

Orin N. Bennett	33,375	10,937	44,312

Joseph Gibson	21,200	2,992	24,192

Kenneth R. Gifford, Jr.	38,950	36,996	75,946

Jon Halfhide	19,250	7,561	26,811

David H. Scott	38,000	18,735	56,735

Terence Street*	9,700	0	9,700

Lyle L. Tullis	23,950	16,991	40,941

*	Reflects director fees paid to Mr. Street, a nominee to the Company’s Board, as a director for Redding Bank of Commerce.

Annual Compensation

Compensation paid to non-employee directors consists of cash (in the form of a monthly retainer and meeting fees) and when authorized, equity (in the form of stock option grants). Directors may also participate in the Directors Deferred Compensation Plan.

The Compensation Committee is responsible for all matters related to directors’ compensation in connection with reviewing and establishing or recommending to the Board of Directors non-employee director compensation. Generally, the Compensation Committee will review the amount of director compensation at least annually. For purposes of establishing director compensation, the Compensation Committee evaluated directors’ compensation as compared to detailed public company information provided by McLagan, a leading marketer for benchmarking executive and director compensation for financial services companies.

A director who is an officer/employee of the Company or of a subsidiary is not compensated for his or her membership on the Board of Directors.

Monthly Retainer and Meeting Fees

During 2012, each independent director of the Company received a $500 monthly retainer. Independent Directors are paid $800 for each Board of Directors meeting attended and $250 for each committee meeting attended. Committee chairpersons are paid an additional $50 per meeting. The Chairman of the Board is paid an additional $750 per month and the Chairman of the Audit Committee is paid an additional $875 per month.

Effective January 1, 2013, Directors will be paid $800 for each Board of Directors meeting attended and $800 for a monthly retainer. Committee meetings will be paid at a rate of $400 for each meeting attended. Committee chairpersons will be paid an additional $375 per meeting. The Chairman of the Board is paid an additional $1,200 per month and the Chairman of the Audit Committee is paid an additional $1,000 per month.

Equity Compensation

Non-employee directors have historically been eligible to participate in the Company’s stock option plan and in the past, have received grants of non-qualified stock options. All option grants were made under the 1998 Stock Option Plan which allowed for the grant of non-qualified stock options to directors. The Compensation Committee believes that as part of director compensation, directors should have an opportunity to receive grants of equity awards. The non-employee directors are eligible to receive awards under the Company’s 2010 Equity Plan.

Directors Deferred Compensation Plan

The Directors’ Deferred Compensation Plan, adopted by the Board of Directors in 1993, is a non-qualified director benefit plan in which the eligible director voluntarily elects to defer some or all of his or her current fees in exchange for the Company’s promise to pay a deferred benefit. The deferred fees are credited with interest under the plan and the accrued liability is paid to the director at retirement. The current interest rate on the plan is ten percent. As a non-qualified plan, the plan is only available to independent directors without regard to nondiscrimination requirements of qualified plans. The account is segregated from other assets owned by the Bank, only by way of its identification on the books of the Bank as a liability of the Bank to the Director. The account is subject to claims of general creditors of the Bank and the account shall be a general unsecured creditor of the Bank.

No deferred compensation shall be payable to a director until the death, disability, resignation, retirement or removal from office of such director. Whereupon all such compensation, together with interest thereon shall be provided to such director, or his beneficiary within thirty (30) days from the date of death, disability, retirement or resignation. If the director has designated an optional installment payment method, the first installment shall be paid after six months of his or her normal retirement date.

Upon the death of a director, while serving in such capacity, distribution of compensation deferred together with interest shall be made in one lump sum to his or her designated beneficiary. Upon the death of a director who had previously retired and had elected an installment method of distribution, all sums remaining undistributed shall be paid in one lump sum to his or her designated beneficiary.

Deferred compensation by reason of the resignation or retirement, may at the option of the director, be payable in approximately equal monthly installments over a period not to exceed fifteen (15) years, provided however, that on any such installment method of distribution, interest shall continue to be credited on the undistributed sums.

As of December 31, 2012 the Company’s accrued obligations under the Directors Deferred Compensation Plan were $3,217,890.

Report of the Executive Compensation Committee on Executive Compensation

The Executive Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Executive Compensation Committee of the Board (the “Committee”) met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and the 2012 Annual 10-K Report.

In addition, the Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

Members of the Compensation Committee

Jon Halfhide, Chairman

Orin N. Bennett

Gary Burks

Lyle L. Tullis

REPORT OF THE AUDIT AND QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Audit and Qualified Legal Compliance Committee (“Audit Committee”) of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Bank of Commerce Holdings’ filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards and SEC rules.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board. With respect to fiscal 2012 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Moss Adams the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Moss Adams that firm’s independence;

(4)	discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

All fees paid to Moss Adams, LLP during 2012 were pre-approved by the Audit Committee.

Respectfully submitted by the members of the Audit and Qualified Legal Compliance Committee,

David H. Scott, CPA	Chairman Audit and Qualified Legal Compliance Committee
Terence Street
Lyle L. Tullis
Jon Halfhide, CPA

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2012 and 2011 fiscal years and for other services rendered during the 2012 and 2011 fiscal years.

Fee Category	Fiscal 2012	% of Total	Fiscal 2011	% of Total

Audit Fees	$231,376	100.0%	$205,223	100.0%

Audit-Related Fees	0	0%	0	0%

Tax Fees	0	0%	0	0%

All Other Fees	0	0%	0	0%

Total Fees	$231,376	100.0%	$205,223	100.0%

Audit Fees. Consists of fees billed to the Company for professional services rendered by Moss Adams in connection with the audit of our financial statements included in the Company’s 10-K’s, and review of financial statements included in the Company’s Form 10-Q’s.

Audit-Related Fees. Moss Adams did not render any professional services for other audit related services, such as information technology services relating to financial information systems design and implementation.

Tax Fees. Tax fees paid in 2012 of $49,486 consists of preparation of income tax returns and tax planning services provided by Brown, Fink, Boyce and Astle for fiscal year 2012. Moss Adams did not render any professional services for tax compliance, tax advice, or tax planning during 2012.

All Other Fees. There were no other fees billed by Moss Adams in the fiscal year 2012.

In considering the nature of the services provided by Moss Adams, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Moss Adams and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee of the Board of Directors obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees”, discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Committee also discussed with management and the independent accountants the quality and adequacy of Bank of Commerce Holdings’ internal controls and the outsourced audit functions, responsibilities, budgeting and staffing. The Committee reviewed with the independent accountants their audit plans, audit scope and identification of audit risks.

Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under the audit committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm. The audit committee may pre-approve a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the audit committee.

This list of services includes: audit services, audit-related services, tax services and all other services. The audit committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the audit committee. Any proposed service that will fall outside of the pre-approved fee levels will also require specific pre-approval by the audit committee.

SHAREHOLDER PROPOSALS RECOMMENDED BY

THE BOARD OF DIRECTORS

PROPOSAL NO. 1: Election of Directors

In accordance with the Company’s articles and bylaws, the Board of Directors has set the number of directors for election to the Board at the 2013 Annual Meeting at eight and has nominated the persons identified in the section entitled “Information About Executive Officers and Directors – Directors of the Company” on page 5, for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the Annual Meeting in 2014 or until their earlier resignation.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternatives. The Board of Directors has no reason to believe that its nominees would prove unable to serve if elected.

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

PROPOSAL NO. 2: Ratify the selection of Moss Adams, LLP as our independent public accountants for 2013

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants. If you “abstain” from voting, it has no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Moss Adams, LLP as our independent public accountants for 2013

PROPOSAL NO. 3: Advisory (Non-Binding) Resolution on Executive Compensation

As a required by the guidance provided by the SEC, the Company submits to the shareholders a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote shall not be binding on the Board of Directors and will not be construed as overruling a decision by the board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting.

The Board of Directors recommends a vote FOR the adoption of the non-binding advisory resolution approving the compensation of the named executives.

PROPOSAL NO. 4: Advisory (Non-Binding) Vote on Frequency of Shareholder Vote on Executive Compensation

Shareholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 3, should be held every one, two or three years. Under enacted law and implementing regulations, shareholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

As noted above, the Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting. The Board also believes this approach will provide closer to real-time feedback, by providing shareholders an opportunity to give us their direct input on our compensation philosophy, policies and practices, and better allows management and the compensation committee to measure how they have responded to the prior year’s vote. Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

We believe that providing our shareholders with an advisory vote on executive compensation every three years aligns with this long term philosophy, achieves our shareholder outreach objectives, and provides an appropriate means by which to receive input on our executive compensation policies and practices. The Board and Executive Compensation Committee are committed to careful and thoughtful compensation program design and implementation, and so evaluating and determining appropriate changes to make to our compensation programs could take significant additional time after shareholder concerns are understood. The Board believes that the Company will be better served by periodic votes on compensation that afford the Committee time to understand concerns and deliberate appropriate responses. Once any appropriate changes are implemented, further time would be required in order for the Board and shareholders to assess their effectiveness at better driving long-term shareholder value.

Bank of Commerce Holdings is committed to high standards of corporate governance and accountability to shareholders, as demonstrated by our majority vote standard in uncontested director elections. The Board welcomes input from and is committed to being appropriately responsive to our shareholders, who may share their views on executive compensation or other matters with the Board or individual directors in writing as described above under “Shareholder Communications with the Board of Directors,” or in person by attending our annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Executive Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote in determining the frequency in which a shareholder vote on executive compensation will be held. Such decision will be published in a Form 8-K to be filed by the Company no later than 150 days after the date of the 2013 Annual Meeting.

For the reasons described above, the Board of Directors unanimously recommends you choose a vote to approve executive compensation “every year.” Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

OTHER BUSINESS

Proposals by shareholders to transact business at the Company’s 2014 Annual Meeting must be delivered to the Company at its principal administrative office located at 1901 Churn Creek Road, Redding, California 96002, no later than November 27, 2013, in order to be considered for inclusion in our Proxy Statement and proxy card. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s sponsored proxy materials.

Notice of any business item proposed to be brought from the floor before an annual meeting by a shareholder, including the nomination of directors, must be received by the Secretary of the Company no earlier than February 15, 2014, and no later than March 10, 2014 and must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the proposal. If the Company does not receive timely notice, such proposal will not be considered a business item at the annual meeting. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. If the Chairman of the meeting acknowledges the nomination of a person not made in compliance with the foregoing procedures, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the nomination is made at the meeting.

Shareholders may contact an individual director, the Board of Directors as a group, or a specified committee or group, at the Company’s headquarters address. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication.

The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company. The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies. Whether or not you intend to be present at the Annual Meeting, we request you to return your signed proxy promptly.

By Order of the Board of Directors

David H. Scott
Corporate Secretary

Redding, California

April 12, 2013

Name	Bank of Commerce Holdings
Address 1	2013 Annual Meeting of Shareholders
Address 2	Tuesday, May 21, 2013 at 5:15 p.m.
City, State Zip	Lobby of Redding Bank of Commerce
1951 Churn Creek Road
Redding, California 96002
# of Shares:

Important Notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 21, 2013:

The Proxy statement and Annual Report on Form 10-K are available at Registrar and Transfer Company http://www.cfpproxy.com/6562

ANNUAL MEETING PROXY CARD

This proxy when properly executed will be voted in the manner, directed by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed under Item 1 and in favor of Items 2, 3 and 4.

☐ Please mark this box with an “X” if you plan to attend the Annual Shareholder Meeting

The Board of Directors recommends a vote FOR all of the Nominees below.

		FOR	WITHHOLD

Orin N. Bennett	(01)	☐	☐

Gary Burks	(02)	☐	☐

Joseph Gibson	(03)	☐	☐

Jon Halfhide	(04)	☐	☐

Patrick J. Moty	(05)	☐	☐

David H. Scott	(06)	☐	☐

Terence Street	(07)	☐	☐

Lyle L. Tullis	(08)	☐	☐

Proposal 2

The Board of Directors recommends a vote FOR the ratification of the selection of Moss Adams, LLP as our independent public accountants for 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3

The Board of Directors recommends a vote FOR the adoption, on an advisory (non-binding) basis, the compensation of our named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 4

The Board of Directors recommends you choose a vote to approve executive compensation “every year.” Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

ONE YEAR	TWO YEARS	THREE YEARS
☐	☐	☐

This proxy is solicited on behalf of the Board of Directors.

You, the undersigned stockholder, appoint each Lyle L. Tullis, Chairman of the Board and Patrick J. Moty, President and CEO your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Bank of Commerce Holdings Common Stock that you would be entitled to vote on March 22, 2013, at the Annual Meeting of Shareholders to be held at 1951 Churn Creek Road, Redding, California on Tuesday, May 21, 2013 at 5:15 p.m.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Signature 1	Signature 2

Date:	Date:

ALL JOINT OWNERS MUST SIGN

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by more than one person, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

PROXY VOTING INSTRUCTIONS

Please sign on the reverse side and return promptly in the enclosed envelope or vote by telephone or website.

TELEPHONE AND WEBSITE VOTING INSTRUCTIONS

TO VOTE BY PHONE: Call toll-free 1-866-627-2440 on touch-tone telephone 24-hours a day 7 days a week.

TO VOTE ONLINE:	http://www.rtcoproxy.com/boch

There is NO CHARGE to you for this call or online vote. Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

Option 1: To vote as the Board of Directors recommends on ALL proposals. Press 1.

Proposal 1 - To vote FOR ALL Nominees, Press 1; to WITHHOLD FOR ALL nominees, press 9, to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

When asked, please confirm by pressing 1.

The instructions are the same for all remaining proposals.

NOTE: If you vote by telephone or internet, THERE IS NO NEED TO MAIL BACK your Proxy Card.